
                                                                   EXHIBIT 11
                         Stone Container Corporation
             Computation of Basic and Diluted Net Loss per Share
                       (in millions, except per share)

                                 Three Months Ended     Six Months Ended
                                      June 30,              June 30,
                                     1998       1997       1998       1997
Basic Earnings Per Share
Shares of Common Stock:
 Weighted average number of
common                               99.8       99.3       99.7       99.3
   Shares outstanding
Basic Weighted Average Shares        99.8       99.3       99.7       99.3
 Outstanding

Net loss                         $(156.6)   $(120.7)   $(225.7)   $(217.4)
Less:
 Series E Cumulative
Convertible                         (2.0)      (2.0)      (4.0)      (4.0)
  Exchangeable Preferred Stock
   dividend
Net loss used in computing
basic net                        $(158.6)   $(122.7)   $(229.7)   $(221.4)
  loss per common share
Basic Earnings Per Share         $ (1.59)   $ (1.23)   $ (2.30)   $ (2.23)

Diluted Earnings Per Share
Shares of Common Stock:
 Weighted average number of
common                               99.8       99.3       99.7       99.3
  shares Outstanding
 Dilutive effect of options            .9         --         .4         --
and
  warrants
 Addition from assumed
conversion of                         5.1        5.1        5.1        5.1
  8.875% convertible senior
  subordinated notes
 Addition from assumed
conversion of 6.75%                   1.3        1.3        1.3        1.3
convertible debentures
 Addition from assumed
conversion of
  Series E Cumulative                 3.4        3.4        3.4        3.4
Convertible
  Exchangeable Preferred Stock
Diluted Weighted Average            110.5      109.1      109.9      109.1
Shares Outstanding

Net loss                         $(156.6)   $(120.7)   $(225.7)   $(217.4)
Less:
 Series E Cumulative
Convertible                         (2.0)      (2.0)      (4.0)      (4.0)
  Exchangeable Preferred Stock
  dividend
Add back:
 Interest on 8.875%
convertible                            .8         .8        1.6        1.6
  senior Subordinated notes
 Interest on 6.75% convertible
subordinated                           .5         .5         .9         .9
  Debentures
 Series E Cumulative
Convertible                           2.0        2.0        4.0        4.0
  Exchangeable Preferred Stock
  dividend

Net loss used in computing
diluted                          $(155.3)   $(119.4)   $(223.2)   $(214.9)
  net income per common share
Diluted Earnings Per Share(A)    $ (1.41)   $ (1.09)   $ (2.03)   $ (1.97)



(A) Diluted earnings per share for the three and six months ended June 30, 1998 and 1997 are different from the consolidated financial statements because amounts are anti-dilutive.

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